UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 31, 2011

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902
(Address of principal executive offices) (Zip Code)

(607) 734-2281
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 31, 2011, Hardinge Precision Machinery (Jiaxing) Co., Ltd. (the “Company”), an indirect wholly-owned subsidiary of Hardinge Inc. incorporated under the laws of the People’s Republic of China, entered into a loan agreement with China Construction Bank.

This loan agreement provides up to 25.0 million ($3.9 million equivalent) principal in Renminbi (“RMB”) which the Company may draw for plant construction and fixed assets acquisition purposes.  The interest rate is the base rate as published by the People’s Bank of China, currently at 6.65%, plus a 20% mark-up making the effective interest rate 7.98%.  The interest rate is recalculated annually.  The agreement calls for scheduled principal repayments in the amounts of RMB 4.0 million, RMB 6.0 million, RMB 6.0 million and RMB 9.0 million on July 20, 2012, January 20, 2013, July 20, 2013, and January 30, 2014, respectively, however, if on any such date the outstanding principal of the loan is less than the scheduled repayment amount, the Company is required to repay the entire outstanding principal balance on such date.

The loan agreement contains financial covenants pursuant to which the Company is required to continually maintain a total liabilities to total assets ratio of less than 0.65:1.00 and a current ratio of more than 1.0:1.0. In addition, the Company is not allowed to act as a guarantor to any third party. The loan agreement contains customary events of default and acceleration clauses.

The loan is secured by substantially all of the real property and improvements owned by the Company, including improvements currently under construction.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: September 6, 2011	By:	/S/ EDWARD J. GAIO
Edward J. Gaio
Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: September 6, 2011	By:	/S/ DOUGLAS J. MALONE
Douglas J. Malone
Corporate Controller and Chief Accounting Officer
(Principal Accounting Officer)